Exhibit 99.1

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National Fuel Gas Company	Financial News 6363 Main Street/Williamsville, NY 14221 Margaret M. Suto Investor Relations 716-857-6987 Ronald J. Tanski Treasurer 716-857-6981

National Fuel Provides Updates Related to Activity in its Exploration and Production Segment

Company to Report 4th Quarter and Fiscal Year Earnings on November 9, 2006

(November 1, 2006) Williamsville, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) today announced that due to a further decline in market prices for natural gas at September 30, 2006, Seneca Resources Corporation (“Seneca”), the Company’s wholly owned exploration and production subsidiary, will record a non-cash charge to write-down the value of its Canadian oil and natural gas producing properties. This charge is similar to the charge that was required in the Company’s third fiscal quarter.

Seneca uses the full cost method of accounting for determining the book value of its oil and natural gas properties. This method requires that Seneca perform a quarterly “ceiling test” to compare, on a country-by-country basis, the present value of future revenues from its oil and natural gas reserves based upon period-end spot market prices (the “ceiling”) with the book value of those reserves at the balance sheet date. If the book value of the reserves in any country exceeds the ceiling, a non-cash charge must be recorded to reduce the book value of the reserves to the calculated ceiling.

Following the June 30, 2006 Canadian ceiling test impairment, the book value of Seneca’s Canadian reserves equaled the ceiling. Since that date, Canadian spot natural gas prices have declined from approximately CDN $5.50/MMBtu to approximately CDN $3.70/MMBtu at September 30, 2006. As a result, the book value of Seneca’s Canadian reserves would again exceed the ceiling calculated as of September 30, 2006. Consequently, Seneca will record an after-tax impairment charge in the range of US $28 million to US $30 million, which would result in a decrease in earnings of $0.33 to $0.35 per diluted share.* At October 30, 2006, Canadian spot prices had rebounded to approximately CDN $7.50/MMBtu. If that pricing were used to calculate the ceiling, no write-down charge would be required this quarter and no write-down charge would have been required last quarter. While the September 30, 2006 valuation of Seneca’s U.S. properties was also lower than at the end of June, due to a similar decline in U.S. spot crude oil and natural gas prices, there was still a ceiling test cushion of approximately $200 million related to Seneca’s U.S. properties.

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David F. Smith, President and Chief Operating Officer of National Fuel stated: “The continued volatility in commodity prices, especially at the quarter’s end, clouds the overall performance in our Exploration and Production operation. During the fiscal year, Seneca drilled 277 wells, throughout all divisions, and successfully completed 267 or 96 percent of them. We are still completing our year-end accounting entries, but we expect that Seneca’s production will be in line with our expectations and the guidance provided.”*

Smith added: “Although our successful wells did not completely replace all the oil and gas that was produced during the year, we plan to drill wells in the Gulf of Mexico and Canada which we believe offer high reserve potential.* Additionally, Seneca expects to continue to increase its drilling program in Appalachia.* We drilled 152 wells in Appalachia this year with a 99 percent success rate, compared to 80 successful wells last year, and we are looking forward to growing our exploration and production program in Appalachia.”*

Joint Exploration and Production Program in the Appalachian Basin is Announced

Seneca has selected EOG Resources, Inc. (“EOG”) to jointly explore approximately 770,000 acres of Seneca’s mineral holdings and 130,000 acres of EOG’s mineral holdings in Pennsylvania and New York. The primary exploration targets are the Devonian black shales, which have similar characteristics to the prolific Barnett Shale that is actively producing natural gas in the Fort Worth Basin. The two companies also plan to explore other horizons on acreage held by Seneca and EOG.

After evaluating several candidates, Seneca selected EOG for this venture to explore for natural gas in the Appalachian Basin. EOG has demonstrated technical expertise, experience in the Appalachian region and proven success in the Barnett Shale in Texas.

Seneca and EOG are in the process of completing the agreements for this venture. Exploration activities, including the acquisition of seismic data, will soon commence and initial exploratory drilling is anticipated in 2007.* Smith noted: “We are looking forward to working with EOG, a well-respected and highly-qualified industry partner. Recent technological advances and strong natural gas prices have made it feasible to initiate exploration and production activities in unconventional areas such as the Devonian black shales. Seneca’s ownership of considerable mineral holdings in the Appalachian Basin provides significant opportunity for ongoing exploration.”

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Operational Update

Seneca also recently participated in the drilling of an exploratory test well located in 37 feet of water on the High Island Block 24L, Texas State Waters Offshore in the Gulf of Mexico. The well was drilled to 14,988 feet measured depth and true vertical depth and penetrated more than 250 feet of pay in Lower Miocene Lentic Jeff sands. The well will be tested following current completion operations. Seneca has a thirty-five percent working interest in the well. Seneca and its partners were also the successful bidders at the State of Texas Lease Sale held on October 3, 2006 on three additional offshore tracts that are contiguous to the discovery tract. Seneca now holds a thirty five percent interest in 2,880 acres around the discovery well.

Drilling also continues on another well in the Sukunka Project region in Northeast British Columbia. Seneca has a 20 percent working interest in the prospect, which is operated by Talisman.

As previously disclosed, Seneca expects production in Fiscal 2007 to be in the range of 47 to 52 BCFE.*

Company to Issue 4th Quarter and Fiscal Year Results on November 9, 2006

National Fuel Gas Company plans to release its 4th Quarter and Fiscal Year earnings report after the market closes on Thursday, November 9, 2006. Updated earnings guidance for Fiscal 2007 will also be provided at that time. The Company will discuss its annual earnings report during a financial analyst conference call on Friday November 10, 2006, at 11:00 a.m. EST. There are two ways to access that call. For those with Internet access, the live webcast can be accessed via National Fuel’s website, www.nationalfuelgas.com at the “For Investors” link at the top of the homepage. For those without Internet access, the call may be accessed by dialing (toll-free) 1-866-578-5771 and using the passcode “93603463”. For those unable to listen to the live conference call, a replay will be available approximately one hour after the conclusion of the call at the same website link and by phone at (toll-free) 1-888-286-8010 using passcode “91885312.” Both the webcast and telephonic replay will be available until the close of business on Friday, November 17, 2006.

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National Fuel is an integrated energy company comprised of the following five operating segments: Utility, Pipeline and Storage, Exploration and Production, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

*Certain statements contained herein, including those which are designated with an asterisk (“*”) and those which use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in laws and regulations to which the Company is subject, including changes in tax, environmental, safety and employment laws and regulations; changes in economic conditions, including economic disruptions caused by terrorist activities, acts of war or major accidents; changes in demographic patterns and weather conditions, including the occurrence of severe weather, such as hurricanes; changes in the availability and/or price of natural gas or oil and the effect of such changes on the accounting treatment or valuation of derivative financial instruments or the Company’s natural gas and oil reserves; impairments under the Securities and Exchange Commission’s full cost ceiling test for natural gas and oil reserves; changes in the availability and/or price of derivative financial instruments; changes in the price differentials between various types of oil; failure of the price differential between heavy sour crude oil and light sweet crude oil to return to its historical norm; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; governmental/regulatory actions, initiatives and proceedings; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs or plans; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments, including any downgrades in the Company’s credit ratings; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance acquisitions or other investments and ability to operate and integrate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; regarding foreign operations, changes in trade and monetary policies, inflation and exchange rates, taxes, operating conditions, laws and regulations related to foreign operations, and political and governmental changes; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees or contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; the cost and effects of legal and administrative claims against the Company; or increasing costs of insurance, changes in coverage and the ability to obtain insurance. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Analysts Contact:	Margaret M. Suto: 716-857-6987
Media Contact:	Julie Coppola Cox: 716-857-7079